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                                                                   EXHIBIT 3A(i)


                          CERTIFICATE OF INCORPORATION

                                       OF

                              DRI NEW SUB II, INC.


     FIRST.  The name of the corporation is DRI New Sub II, Inc.

     SECOND. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD. The nature of the business or objects or purposes to be transacted, promoted or carried on by the Corporation are:

     To engage in the business of a public utility holding company, and to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock or other ownership interests of, or any bonds, securities or evidence of indebtedness created by any other corporations or other legal entities organized under the laws of this State or any other state, country, nation or government, and while the owner thereof to exercise all the rights, powers and privileges of ownership, including the right to vote thereon; and

     To carry on any other business not prohibited by law or required to be specifically set forth in this Certificate of Incorporation; and

     In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto.

     The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any

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other clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

     FOURTH. The total number of shares which the corporation shall have authority to issue is 100 shares of Common Stock without par value.

     FIFTH.  The name and mailing address of the incorporator is:

             Mark D. Westmoreland, Esq.
             McGuire, Woods, Battle & Boothe LLP
             901 East Cary St.
             Richmond, Virginia 23219-4057

     SIXTH. The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation but the stockholders may adopt additional bylaws and may amend or repeal any bylaw whether adopted by them or otherwise.

     SEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provision of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a

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consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     EIGHTH. No director of this corporation shall be liable to the corporation or its stockholders for monetary damages for breach or breaches of fiduciary duties as a director, provided that the provisions of this article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     NINTH. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.


     IN WITNESS WHEREOF, I have signed this certificate of incorporation this 14th day of September, 1999.

                                   /s/ Mark D. Westmoreland
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                                   Mark D. Westmoreland

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